Exhibit 21.1

LIST OF SUBSIDIARIES OF WESTERN GAS EQUITY PARTNERS, LP

Entity	Jurisdiction
Western Gas Holdings, LLC	Delaware
Western Gas Partners, LP	Delaware
Anadarko Gathering Company LLC	Delaware
Anadarko Wattenberg Company, LLC	Delaware
Chipeta Processing LLC	Delaware
Kerr-McGee Gathering LLC	Colorado
MIGC LLC	Delaware
Pinnacle Gas Treating LLC	Texas
Western Gas Operating, LLC	Delaware
Western Gas Wyoming, L.L.C.	Wyoming
WGR Operating, LP	Delaware
Mountain Gas Resources, LLC	Delaware
Mountain Gas Transportation LLC	Delaware